Item 77.H - Change in Control of Registrant


Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of October 31, 2015, Pershing owned 22,615 shares of the Fund, which represented 36.36% of the Fund and Charles Schwab, owned 22,329 shares of the Fund, which represented 35.90% of the Fund.
As of April 30, 2016, Pershing ("Shareholder"). owned 22,619 shares of the Fund, which represented 31.71% of the outstanding shares of the Fund, and Charles Schwab owned 22,803 shares of the Fund, which represented 31.97% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of October 31, 2015, Pershing owned 49,900 shares of the Fund which represented 81.87% of the Fund. As of April 30, 2016 Pershing owned 37,150 shares of the Fund which represented 74.02% of the Fund. Accordingly, Pershing continues to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of October 31, 2015, Merchant Holdings ("Shareholder") owned
5,684,706 shares of the Fund, which represented 94.37% of the outstanding shares. As of April 30, 2016 Merchant Holdings
("Shareholder") owned 5,685,898 shares of the Fund which represented 95.57% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.